UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3616 Far West Blvd. #117-321 Austin, Texas	78731
(Address of Principal Executive Offices)	(Zip Code)

855-880-0400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On October 28, 2016, MMEX Resources Corporation (the “Company) entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Rockwell Capital Partners, Inc. (“RCP”). Pursuant to the Settlement Agreement, RCP has purchased certain outstanding payables between the Company and designated vendors totaling $108,566.99 (the “Payables” or “Claims”) and will exchange the portion of such Payables assigned for a Settlement Amount payable in common shares of the Company.

In settlement of the Claims, the Company shall issue and deliver to RCP, in one or more tranches as necessary, shares of the Company’s common stock (“Common Stock”), subject to adjustment and ownership limitations as set forth in the Settlement Agreement, sufficient to satisfy the Claims amount at a 50% discount to market based on the market price during the valuation period as defined in the Settlement Agreement. The Company also issued 7,000,000 shares of Common Stock as a settlement fee.

On October 28, 2016, a circuit court in Florida issued an order confirming the fairness of the terms of the Settlement Agreement within the meaning of exemption from registration provided by Section 3(a) (10) of the Securities Act of 1933.

Portions of this report may constitute “forward-looking statements” defined by federal securities laws. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that the actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission and may be accessed at www.sec.gov.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX RESOURCES CORPORATION

Dated: November 1, 2016	By:	/s/ Jack W. Hanks
Jack W. Hanks
President

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